                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           REEBOK INTERNATIONAL LTD.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 [REEBOK LOGO]

                           REEBOK INTERNATIONAL LTD.
                          100 TECHNOLOGY CENTER DRIVE
                         STOUGHTON, MASSACHUSETTS 02072

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 1999

     Notice is hereby given that the Annual Meeting of Shareholders of Reebok International Ltd. will be held at BankBoston, Long Lane Conference Room, Second Floor, 100 Federal Street, Boston, Massachusetts at 10:00 a.m. local time on Tuesday, May 4, 1999 for the following purposes:

     1. To elect three Class III members of the Board of Directors.

     2. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance by 1,000,000 shares.

     3. To consider a shareholder proposal requesting that the Board take action to declassify the Board of Directors.

     4. To transact any other business that may properly come before the Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 11, 1999 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

     If you are unable to be present in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                            By Order of the Board of Directors

                                            JOHN E. BEARD
                                            Clerk

March 26, 1999

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 1999

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 4, 1999 or at any adjournment thereof (the "Meeting"). The cost of solicitation of proxies on behalf of the Company's management will be borne by Reebok. Directors, officers and employees of Reebok may also solicit proxies by telephone, telegraph or personal interview. Reebok will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials on behalf of the Company's management to the beneficial owners of shares.

     Only shareholders of record at the close of business on March 11, 1999 are entitled to notice of and to vote at the Meeting. There were 55,969,886 shares of the Company's common stock, $.01 par value per share ("Common Stock"), outstanding on that date, each of which is entitled to one vote. Under the bylaws of the Company, a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum for the Meeting. If a quorum is present, the three nominees for director who receive the greatest number of votes properly cast (or a plurality of the votes) will be elected directors. An affirmative majority of the votes properly cast at the Meeting in person or by proxy is required for approval of proposals 2 and 3. Votes cast by proxy or in person at the Meeting will be counted by persons selected by the Company to act as election inspectors for the Meeting.

     The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Meeting. Such proxies therefore will have no effect on the outcome of voting with respect to the election of directors at the Meeting or proposals 2 and 3.

     Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted at the Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation with the Clerk. Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director identified below, FOR proposal 2, AGAINST proposal 3 and in the discretion of the named proxies as to any other matter that may come before the Meeting or any adjournments of the Meeting.

     The Annual Report to Shareholders for Reebok's fiscal year ended December 31, 1998 has been mailed with this Proxy Statement. This Proxy Statement and the enclosed proxy were mailed to shareholders on the same date as the date of the Notice of Annual Meeting. The principal executive offices of Reebok are located at 100 Technology Center Drive, Stoughton, Massachusetts 02072.

                             ELECTION OF DIRECTORS

     Pursuant to the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws, the Board of Directors is divided into three classes, having staggered terms of three years each. Under

Section 50A and the bylaws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any Annual Meeting of Shareholders or Special Meeting in lieu thereof. The Board of Directors has fixed at twelve the total number of directors and has fixed at three the number of directors to be elected at the 1999 Annual Meeting. Of the current directors, three Class III directors have terms expiring at the 1999 Annual Meeting, two Class I directors have terms expiring at the 2000 Annual Meeting and four Class II directors have terms expiring at the 2001 Annual Meeting. The three directors whose terms expire at the 1999 Annual Meeting have been nominated by the Board of Directors for reelection at such Meeting. Each Class III director elected at the 1999 Annual Meeting will serve until the 2002 Annual Meeting of Shareholders or Special Meeting in lieu thereof, and until that director's successor is elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES

     Unless authority is withheld, proxies in the accompanying form will be voted in favor of electing as Class III directors, to hold office until the Annual Meeting of Shareholders in 2002 or Special Meeting in lieu thereof, and until their respective successors are elected and qualified, the three persons identified in the table below. If the proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

     All of the nominees for director are now Class III members of the Board of Directors. The Company has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the others and may vote for a substitute for such nominee.

     Listed below are the nominees for Class III director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected a director of the Company.

                                                 BUSINESS EXPERIENCE AND                      DIRECTOR
                NAME                              CURRENT DIRECTORSHIPS                AGE     SINCE
                ----                             -----------------------               ---    --------
Paul B. Fireman......................  Chief Executive Officer and Chairman of the     55      1979
                                       Board of Directors of the Company; President
                                       of the Company (from 1979 to March 1987 and
                                       since December 1989); Director of Abiomed,
                                       Inc., a manufacturer of medical devices.
Thomas M. Ryan.......................  President and Chief Executive Officer (since    46      1998
                                       May 1998) and Director (since 1996) of CVS
                                       Corporation ("CVS"), a company in the chain
                                       drug store industry; President and Chief
                                       Executive Officer of CVS Pharmacy, Inc.
                                       (since 1994); Chief Operating Officer of CVS
                                       (from October 1996 to May 1998); Director of
                                       Fleet Financial Group, Inc., a financial
                                       services company.
Carl J. Yankowski....................  Executive Vice President of the Company and     50      1998
                                       President and Chief Executive Officer of the
                                       Reebok Division (since September 1998);
                                       President and Chief Operating Officer of
                                       Sony Electronics Inc. a subsidiary of Sony
                                       Corporation (November 1993 to January 1998).
                                       Director of Safeguard Scientifics, Inc., a
                                       high technology venture capital company;
                                       Director of Avidyne Corporation, an avionics
                                       and flight control systems company.

     Class II members of the Board of Directors having terms of office expiring at the 2001 Annual Meeting of Shareholders are as follows:

                                                 BUSINESS EXPERIENCE AND                      DIRECTOR
                NAME                              CURRENT DIRECTORSHIPS                AGE     SINCE
                ----                             -----------------------               ---    --------
Paul R. Duncan.......................  Executive Vice President of the Company         58      1989
                                       (since 1990), with various executive
                                       responsibilities including President of the
                                       Company's Specialty Business Group (from
                                       October 1995 to November 1996); Chief
                                       Financial Officer of the Company (from 1985
                                       to June 1995); Director of Cabletron
                                       Systems, Inc., a computer networking
                                       company.
M. Katherine Dwyer...................  President of Revlon Consumer Products USA, a    50      1998
                                       division of Revlon, Inc. ("Revlon"), a
                                       cosmetics company (since January 1998);
                                       President of Revlon Cosmetics USA (from
                                       November 1995 to January 1998); Senior Vice
                                       President of Revlon and of Revlon Consumer
                                       Products Corporation ("Products
                                       Corporation") (since December 1996); prior
                                       to that served in various executive
                                       positions for Products Corporation,
                                       including President of the Cosmetics Unit
                                       (from November 1995 to December 1996) and
                                       Executive Vice President of Marketing of
                                       Mass Cosmetics Unit (from June 1993 to
                                       November 1995); Director of WestPoint
                                       Stevens Inc., a bed and bath home fashions
                                       and knitted fabrics company.
William F. Glavin....................  President Emeritus, Babson College; Director    66      1994
                                       of INCO Ltd., a producer of primary metals,
                                       alloys and engineered products; Director of
                                       John Hancock Mutual Funds, Inc., a mutual
                                       fund company; Director of OmegaTech, Inc., a
                                       food ingredient company.
Richard G. Lesser....................  Executive Vice President, Chief Operating       64      1988
                                       Officer and Director of TJX Companies, Inc.,
                                       ("TJX") an off-price apparel and home
                                       furnishings retailer; President, The Marmaxx
                                       Group, a division of TJX which operates T.J.
                                       Maxx and Marshalls (since February 1996);
                                       Director of A.C. Moore Arts & Crafts, Inc.,
                                       an operator of arts and crafts stores.

     Class I members of the Board of Directors having terms of office expiring at the 2000 Annual Meeting of Shareholders are as follows:

                                                 BUSINESS EXPERIENCE AND                      DIRECTOR
                NAME                              CURRENT DIRECTORSHIPS                AGE     SINCE
                ----                             -----------------------               ---    --------
Mannie L. Jackson....................  Chairman, Chief Executive Officer and           59      1996
                                       majority owner of Harlem Globetrotters
                                       International, Inc., a sports and
                                       entertainment entity; Retired Senior Vice
                                       President-Corporate Marketing and
                                       Administration of Honeywell, Inc., a
                                       manufacturer of control systems, and prior
                                       to that, served in various executive
                                       capacities for Honeywell beginning in 1968;
                                       Director of Ashland Inc., a vertically
                                       integrated petroleum and chemical company;
                                       Director of Jostens Inc., a manufacturer and
                                       distributor of recognition awards; Director
                                       of The Stanley Works, a commercial, consumer
                                       and specialty tools company.
Geoffrey Nunes.......................  Retired Senior Vice President and General       68      1986
                                       Counsel, Millipore Corporation, a leader in
                                       the field of separation technology.

     During 1998, the Board of Directors held eight meetings. All of the directors who were on the Board in 1998 attended at least 75% of the Board and relevant committee meetings during 1998, except Ms. Dwyer who attended 70% of such meetings. Mr. Yankowski was appointed to the Board on October 6, 1998. Bertram M. Lee, Sr. resigned from the Board as of July 21, 1998 and William M. Marcus retired from the Board as of May 5, 1998 in accordance with the Term Limits Policy of the Board of Directors. For information on compensation of Directors, see "Compensation of Directors" below.

     The Audit Committee, composed of Mr. Lesser and Ms. Dwyer and Mr. Lee (through July 21, 1998) and Mr. Marcus (through May 5, 1998), held three meetings during 1998. The Audit Committee recommends to the Board of Directors the independent public accountants to be engaged by the Company; reviews with such accountants and management the Company's internal accounting procedures and controls; and reviews with such accountants the scope and results of their audit of the consolidated financial statements of the Company.

     The Compensation Committee, composed of Mr. Nunes, Mr. Glavin, Ms. Dwyer and since May 5, 1998, Mr. Ryan, held five meetings during 1998. The Compensation Committee administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters.

     The Board Affairs Committee, composed of Mr. Glavin, Mr. Jackson, Mr. Lesser, Mr. Nunes and since May 5, 1998, Mr. Ryan, held two meetings during 1998. This Committee is responsible for considering Board governance issues. The Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by security holders. Recommendations by security holders should be submitted in writing to the Board Affairs Committee, in care of the President of the Company.

     The Executive Committee, composed of Mr. Fireman, Mr. Duncan and Mr. Nunes, did not meet during 1998.

COMPENSATION OF DIRECTORS

     During 1998, each director who was not an officer or employee of the Company received $25,000 annually, plus $2,000 for each committee chairmanship held and $2,000 for each directors' meeting and $1,000 for each committee meeting attended, plus expenses. Beginning in 1998, as a part of a new policy adopted by the Board of Directors that requires each director to own Reebok Common Stock with a market value of at least four times the amount of the annual retainer within five years from the date of the director's first election to the Board, a minimum of forty percent of the annual retainer was paid to the directors in Reebok Common Stock.

     The Company's Equity and Deferred Compensation Plan for Directors (the "Directors' Plan") provides for the issuance of stock options to directors and provides a means by which directors may defer all or a portion of their director fees.

     The deferred compensation portion of the Directors' Plan permits directors who are not employees of the Company to defer all or a portion of their director compensation and to invest such deferred compensation in Reebok Common Stock or in cash which earns interest at the Merrill Lynch Corporate Bond Rate. Compensation deferred into Reebok Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Dividends paid on the Reebok Common Stock are also credited to the director's deferred compensation account.

     Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) beginning on a date specified by the director or on the date on which the director is no longer a member of the Reebok Board of Directors, whichever occurs first. If the deferred compensation is invested at the corporate bond rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued. If the compensation is deferred into Reebok Common Stock, the distribution will be in the form of shares of Reebok Common Stock.

     Under the stock option portion of the Directors' Plan, each newly elected Eligible Director (as defined below) is granted an option on the date of such election to purchase shares of Reebok Common Stock having an aggregate market value on such date equal to six times the average cash compensation received by all directors in the immediately prior calendar year. An Eligible Director is any director who is not an officer or employee of the Company and is not a holder of more than 5% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. After the initial grant, on April 28 of each year each Eligible Director is granted an option to purchase shares of Reebok Common Stock having a fair market value on the date of such grant equal to three times the average annual cash compensation received by all directors in the immediately prior calendar year (or a pro rata portion based on the date of his or her election). The exercise price for all options granted under the Directors' Plan is the fair market value of Reebok Common Stock on the date of the grant. Options become exercisable for one-third of the shares covered thereby on each of the first through third anniversaries of the grant. On April 28, 1998, Messrs. Glavin, Jackson, Lesser, and Nunes were each granted an option to purchase 4,050 shares and Ms. Dwyer and Mr. Ryan were each granted a pro-rated option to purchase 1,013 shares.

     Of the current directors, Mr. Fireman, Mr. Yankowski and Mr. Duncan are not Eligible Directors under the Directors' Plan.

BENEFICIAL OWNERSHIP OF SHARES

     The following table shows certain information about the shares of Common Stock owned on March 11, 1999 by persons owning of record or, to the knowledge of the Company, beneficially 5% or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group.

                                                                 COMMON STOCK
                                                                 BENEFICIALLY       PERCENT
                            NAME                                   OWNED(1)       OF CLASS(2)
                            ----                                 ------------     -----------
Paul B. Fireman(3)(8).......................................      7,857,226          13.01%
Phyllis Fireman(4)..........................................      5,047,002           8.36%
Roger Best..................................................            570          *
Paul R. Duncan(8)...........................................        471,699          *
M. Katherine Dwyer(5)(8)....................................          3,848          *
William F. Glavin(5)(8).....................................         20,488          *
Mannie L. Jackson(5)(8).....................................         17,838          *
Richard G. Lesser(5)(6)(8)..................................         50,578          *
Angel Martinez..............................................            871          *
Robert Meers(9).............................................        537,977          *
Geoffrey Nunes(5)(8)........................................         42,738          *
Thomas M. Ryan(5)(8)........................................          5,292          *
Kenneth I. Watchmaker.......................................          5,334          *
Carl J. Yankowski...........................................              0          *
Brandes Investment Partners, L.P.(10).......................      5,667,210           9.39%
First Pacific Advisors, Inc.(11)............................      3,374,600           5.59%
Trimark Financial Corporation(12)...........................      5,066,800           8.39%
Directors and executive officers as a group (14
  persons)(7)(8)............................................      8,480,840          14.05%

---------------

  *  Less than 1%.

 (1) Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.

 (2) Computed on the basis of 60,378,859 shares: 55,969,886 shares outstanding and 4,408,973 shares subject to options exercisable within 60 days of the date of this table.

 (3) Excludes 5,047,002 shares that are beneficially owned by Phyllis Fireman, Paul Fireman's wife. Mr. Fireman disclaims beneficial ownership of these shares.

 (4) Excludes 7,857,226 shares that are beneficially owned by Paul Fireman, Phyllis Fireman's husband. Mrs. Fireman disclaims beneficial ownership of these shares.

 (5) Includes for the following persons, the following shares, which represent shares deferred pursuant to the Directors' Plan: M. Katherine Dwyer, 832 shares; William F. Glavin 6,577 shares; Mannie L. Jackson, 4,429 shares; Richard G. Lesser, 2,657 shares; Geoffrey Nunes, 1,323 shares; and Thomas
     M. Ryan, 2,276 shares.

 (6) Excludes 3,576 shares held by Mr. Lesser's wife and child. Mr. Lesser disclaims beneficial ownership of these shares.

 (7) Excludes the 5,047,002 shares described in note (3) above and the 3,576 shares described in note (6). Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the date of this table (see note (8) below).

 (8) Includes for the following persons, the following shares which are subject to stock options exercisable within 60 days of the date of this table: Paul
     B. Fireman, 2,719,070 shares; Paul R. Duncan, 454,301 shares; M. Katherine Dwyer, 3,016 shares; William F. Glavin, 12,661 shares; Mannie L. Jackson, 12,409 shares; Richard G. Lesser, 30,915 shares; Geoffrey Nunes, 30,915 shares; Thomas M. Ryan, 3,016 shares; and all directors and executive officers as a group, 3,268,303 shares.

 (9) Includes for Mr. Meers 532,000 shares which are subject to stock options exercisable within 60 days of the date of this table.

(10) Information based on an amendment to Schedule 13G dated February 9, 1999 filed with the Securities and Exchange Commission by Brandes Investment Partners L.P., Brandes Investment Partners, Inc., Brandes Holdings, L.P., Charles H. Brandes, Glenn R. Carlson, and Jeffrey A. Busby, as a group, which reported the beneficial ownership of 5,667,210 shares, of which the group has shared voting power and shared dispositive power with respect to all such shares.

(11) Information based on Schedule 13G dated February 12, 1999 filed with the Securities and Exchange Commission by First Pacific Advisors, Inc., an investment adviser, which reported the beneficial ownership of 3,374,600 shares, of which it has shared voting power with respect to 824,600 shares and shared dispositive power with respect to 3,374,600 shares.

(12) Information based on Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission by Trimark Financial Corporation ("TFC"), a parent holding company, which owns 100% of Trimark Investment Management Inc., an investment adviser and manager of certain Trimark mutual funds, which reported the beneficial ownership by TFC of 5,066,800 shares, of which it has sole voting power and sole dispositive power with respect to all such shares.

     The address of Mr. and Mrs. Fireman is c/o Reebok International Ltd., 100 Technology Center Drive, Stoughton, Massachusetts 02072.

EXECUTIVE COMPENSATION

     The following table shows the aggregate compensation paid or accrued by the Company for services rendered during the years ended December 1996, 1997 and 1998 for the Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                     ------------------------
                                                       ANNUAL COMPENSATION                    AWARDS
                                               -----------------------------------   ------------------------
                                                                          OTHER
                                                                          ANNUAL     RESTRICTED                       ALL
               NAME AND                                                  COMPEN-       STOCK                         OTHER
          PRINCIPAL POSITION            YEAR   SALARY($)    BONUS($)    SATION($)    AWARDS($)    OPTIONS(#)    COMPENSATION($)
          ------------------            ----  ----------    --------    ---------    ----------   ----------    ---------------
Paul B. Fireman.......................  1998  $1,000,012        None       --           None           None        $ 56,275(1)(2)
  Chairman, President and               1997   1,038,474    $562,500       --           None        111,150          54,112(1)(2)
  Chief Executive Officer               1996   1,000,012        None       --           None        500,000         100,913(1)(2)
Robert Meers..........................  1998     749,996        None       --           None        200,000(3)       43,461(4)
  Executive Vice President              1997     769,227     365,625       --           None         35,000          39,749(4)
                                        1996     699,978        None       --           None        250,000          41,066(4)
Angel Martinez........................  1998     488,481        None       --           None        240,000(5)       38,434(6)
  Executive Vice President;             1997     467,328     325,078       --           None           None          29,001(6)
  Chief Marketing Officer, Reebok       1996     425,022     201,354       --           None        187,500          31,776(6)
    Division
Kenneth I. Watchmaker.................  1998     499,980     250,000       --           None        240,000(5)       30,480(7)
  Executive Vice President              1997     509,600     281,250       --           None           None          29,769(7)
  and Chief Financial Officer           1996     440,387        None       --           None        150,000          30,750(7)
Roger Best............................  1998     438,604(8)     None       --           None        200,000(5)       83,314(9)
  Senior Vice President                 1997     379,972(8)   85,000       --           None           None          17,875(9)
                                        1996     344,515(8)  100,000       --           None        220,550          17,883(9)

---------------
(1) Includes contributions by the Company on behalf of Mr. Fireman as follows: for 1998, $13,000 to the Company's Savings and Profit Sharing Retirement Plan (the "Profit Sharing/Savings Plan") and $42,615 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 1997, $12,250 to the Profit Sharing/Savings Plan and $41,095 in credits allocated to Mr. Fireman's account under the Excess Benefits Plan; for 1996, $12,250 to the Profit Sharing/Savings Plan and $42,501 in credits allocated to Mr. Fireman's account under the Excess Benefits Plan. Mr. Fireman is 100% vested in these contributions and allocations.

(2) Includes $660 for 1998, reflecting the present value of the economic benefit to Mr. Fireman of the portion of the premium paid by the Company during 1998 ($19,245) with respect to the split-dollar life insurance agreement (see "Employee Agreements" below for a description of such agreement), based on the time period between the date on which the premium was paid by the Company and May 26, 1999 which, as of March 26, 1999 is the earliest date on which the Company could terminate the agreement and receive a refund, without interest, of the premium it paid. Under the split-dollar life insurance agreement, the Company was obligated to pay the premium for the split-dollar policy for only six years, ending in 1996, and therefore in 1997 and 1998, the Company paid only the premium on a related "key man" policy of which the Company is a beneficiary, resulting in the substantial reduction in the total premium payment. Includes $767 for 1997 and $46,162 for 1996, as reported in the Company's 1998 and 1997 Proxy Statements, respectively, reflecting the present value of the economic benefit to Mr. Fireman of the premium paid during 1997 and 1996 ($19,245 and $1,106,317, respectively) with respect to the same agreement, calculated on the same basis.

(3) This option was granted to Mr. Meers on December 9, 1998 in consideration for his long and valued service to the Company. In connection with this grant, Mr. Meers forfeited two options amounting in the aggregate to 185,000 shares. See footnote (3) to the "Option/SAR Grants in 1998" table below for more information on this grant.

(4) Includes contributions by the Company on behalf of Mr. Meers as follows: for 1998, $13,000 to the Profit Sharing/Savings Plan and $30,461 in credits allocated to Mr. Meers' account under the Excess Benefits Plan; for 1997, $12,250 to the Profit Sharing/Savings Plan and $27,499 in credits allocated to Mr. Meers' account under the Excess Benefits Plan; for 1996, $12,250 to the Profit Sharing/Savings Plan and $28,816 in credits allocated to Mr. Meers' account under the Excess Benefits Plan. Mr. Meers is 100% vested in these contributions and allocations.

(5) These options were issued pursuant to the Company's Option Exchange and Restructuring Program in which the executive exchanged all of his above-market options for new options at the market price on the date of grant, but at a ratio of four new shares for every five shares exchanged and subject to a new four-year vesting schedule. See footnote (2) to the "Option/SAR Grants in 1998" table below for more information on the Option Exchange and Restructuring Program.

(6) Includes contributions by the Company on behalf of Mr. Martinez as follows: for 1998, $13,000 to the Profit Sharing/Savings Plan and $25,434 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; for 1997, $12,250 to the Profit Sharing/Savings Plan and $16,751 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; for 1996, $12,250 to the Profit Sharing/Savings Plan and $19,526 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan. Mr. Martinez is 100% vested in these contributions and allocations.

(7) Includes contributions by the Company on behalf of Mr. Watchmaker as follows: for 1998, $13,000 to the Profit Sharing/Savings Plan and $17,480 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 1997, $12,250 to the Profit Sharing/Savings Plan and $17,519 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 1996 $12,250 to the Profit Sharing/Savings Plan and $18,500 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan. Mr. Watchmaker is 100% vested in these contributions and allocations.

(8) Certain amounts of Mr. Best's compensation for 1998 (L130,000 and Dfl.422,500), 1997 (L21,667) and 1996 (L20,833) have been converted from pounds sterling or Dutch guilders to U.S. dollars using a conversion rate for December 31 of each such year.

(9) Includes contributions by the Company on behalf of Mr. Best as follows: for 1998, $14,211 in credits allocated to Mr. Best's account under the Excess Benefits Plan and $69,103 (L41,600) to Mr. Best's UK pension scheme; for 1997, $12,250 to the Profit Sharing/Savings Plan and $5,625 in credits allocated to Mr. Best's account under the Excess Benefits Plan; for 1996, $12,250 to the Profit Sharing/Savings Plan and $5,633 (L3,333) to Mr. Best's UK pension scheme. Mr. Best is 100% vested in the contributions and allocations to the Profit Sharing/Savings Plan and Excess Benefits Plan. Certain amounts for 1996 and 1998 as specified above have been converted from pounds sterling to U.S. dollars using a conversion rate for December 31 of each such year.

     The following table shows information concerning individual grants of stock options and freestanding SARs made during 1998 to the Chief Executive Officer and each of the four other most highly compensated executive officers:

                                                              OPTION/SAR GRANTS IN 1998
                                   --------------------------------------------------------------------------------
                                                                                                  POTENTIAL
                                                    INDIVIDUAL GRANTS                          REALIZABLE VALUE
                                   ----------------------------------------------------           AT ASSUMED
                                                      % OF                                     ANNUAL RATES OF
                                    NUMBER OF        TOTAL                                       STOCK PRICE
                                    SECURITIES    OPTIONS/SARS   EXERCISE                      APPRECIATION FOR
                                    UNDERLYING     GRANTED TO    OR BASE                        OPTION TERM(1)
                                   OPTIONS/SARS    EMPLOYEES      PRICE     EXPIRATION     ------------------------
              NAME                  GRANTED(#)      IN 1998       ($/SH)       DATE            5%           10%
              ----                 ------------   ------------   --------   ----------     ----------    ----------
Paul B. Fireman..................        None        --            --           --             --            --

Angel Martinez...................      50,000(2)      1.17%      $12.625     10/16/03         174,403       385,400
                                       20,000(2)       .46%       12.625     12/15/03          72,447       160,931
                                       20,000(2)       .46%       12.625      3/7/05           99,038       212,222
                                       31,480(2)       .74%       12.625      2/15/06         171,142       404,940
                                      118,520(2)      2.78%       12.625      7/26/06         690,773     1,645,661

Robert Meers.....................     200,000(3)      4.69%      14.9375      12/9/08       1,878,823     4,823,806

Kenneth I. Watchmaker............      80,000(2)      1.88%       12.625     10/16/03         279,040       616,640
                                       20,000(2)       .46%       12.625     12/15/03          72,447       160,931
                                       20,000(2)       .46%       12.625      3/7/05           99,038       212,222
                                       33,360(2)       .78%       12.625      2/15/06         181,363       427,004
                                       86,640(2)      2.03%       12.625      7/26/06         504,966     1,203,005

Roger Best.......................      10,000(2)       .23%       12.625     10/16/03          34,880        77,080
                                        8,000(2)       .19%       12.625     12/15/03          28,979        64,373
                                        5,560(2)       .13%       12.625      3/7/05           27,533        58,998
                                       60,000(2)      1.41%       12.625      2/20/06         326,922       770,015
                                      116,440(2)      2.73%       12.625      7/26/06         678,650     1,616,780

---------------
(1) The assumed annual rates of stock price appreciation of 5% and 10% per annum are established by the Securities and Exchange Commission ("SEC") and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant.

(2) These options were issued pursuant to the Company's Option Exchange and Restructuring Program ("Option Exchange Program") upon surrender by the optionee of all above-market outstanding options at a ratio of 1.25 surrendered option shares for 1 new option share. See "Report of the Compensation Committee on Executive Compensation" and "Ten-Year Option/SAR Repricings" table below for further information on the Option Exchange Program. The options have a four-year vesting schedule, under which twenty-five percent of the shares granted become exercisable on each of the first four anniversaries of the date of grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable under certain circumstances in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions which result in a change of control of the Company's Common Stock.

(3) In consideration for Mr. Meers' long and valued service to the Company, the Compensation Committee granted this option to him on December 9, 1998 (expiring on December 9, 2008) under which all of the shares became exercisable on the date of grant. In connection with this grant, Mr. Meers forfeited two options which had exercise prices of $31.25 with respect to 150,000 shares and $41.00 with respect to 35,000 shares.

     The following table sets forth aggregated option exercises in 1998 and option values as of December 31, 1998 for the Chief Executive Officer and each of the four other most highly compensated executive officers:

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1998

                                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                         OPTIONS/SARS                OPTIONS/SARS
                                  SHARES                                AT 12/31/98(#)              AT 12/31/98($)
                                 ACQUIRED                          -------------------------   -------------------------
            NAME              ON EXERCISE(#)   VALUE REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              --------------   -----------------   -------------------------   -------------------------
Paul B. Fireman.............    None               0                   2,696,840/501,610              $      0/0
Angel Martinez..............    None               0                           0/240,000               0/540,000
Robert Meers................    None               0                     504,000/116,000               106,250/0
Kenneth I. Watchmaker.......    None               0                           0/240,000               0/540,000
Roger Best..................    None               0                           0/200,000               0/450,000

     The following table sets forth information concerning all repricing of options and SARs held by any executive officer during the last ten completed fiscal years:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                       NUMBER OF        MARKET                                   LENGTH OF
                                      SECURITIES        PRICE         EXERCISE                    ORIGINAL
                                      UNDERLYING     OF STOCK AT      PRICE AT                  OPTION TERM
                                       OPTIONS/        TIME OF         TIME OF                  REMAINING AT
                                         SARS        REPRICING OR   REPRICING OR       NEW        DATE OF
                                      REPRICED OR     AMENDMENT       AMENDMENT      EXERCISE   REPRICING OR
   NAME AND POSITION        DATE     AMENDED(1)(#)       ($)             ($)         PRICE($)   AMENDMENT(2)
   -----------------      --------   -------------   ------------   -------------    --------   ------------
Roger Best..............  10/16/98        4,000        $12.625      $      27.625    $12.625          3.17
  Senior Vice President   10/16/98        6,000         12.625             33.25      12.625          4.25
                          10/16/98        8,000         12.625             28.875     12.625          5.17
                          10/16/98        5,560         12.625             35.375     12.625          6.42
                          10/16/98       60,000         12.625             26.75      12.625          7.33
                          10/16/98      116,440         12.625             31.25      12.625          7.75

John B. Douglas III.....  12/14/90       15,000         12.75              17.32      12.75           9.67
  Former Vice President   12/14/90        7,500         12.75              18.01      12.75           9.67
  and General Counsel     12/14/90       15,000         12.75              18.37      12.75           9.67

William Dragon..........  12/14/90       20,000         12.75              20.46      12.75           9.0
  Former Vice President   12/14/90       10,000         12.75              21.28      12.75           9.0
                          12/14/90       20,000         12.75              21.71      12.75           9.0

John Duerden............  12/14/90       40,000         12.75              20.46      12.75           9.0
  Former Senior Vice      12/14/90       20,000         12.75              21.28      12.75           9.0
  President; President,   12/14/90       40,000         12.75              21.71      12.75           9.0
  Reebok Division

Paul Duncan.............  12/14/90       40,000         12.75              20.46      12.75           9.0
  Executive Vice          12/14/90       20,000         12.75              21.28      12.75           9.0
  President and           12/14/90       40,000         12.75              21.71      12.75           9.0
  Former Chief Financial
  Officer

                                       NUMBER OF        MARKET                                   LENGTH OF
                                      SECURITIES        PRICE         EXERCISE                    ORIGINAL
                                      UNDERLYING     OF STOCK AT      PRICE AT                  OPTION TERM
                                       OPTIONS/        TIME OF         TIME OF                  REMAINING AT
                                         SARS        REPRICING OR   REPRICING OR       NEW        DATE OF
                                      REPRICED OR     AMENDMENT       AMENDMENT      EXERCISE   REPRICING OR
   NAME AND POSITION        DATE     AMENDED(1)(#)       ($)             ($)         PRICE($)   AMENDMENT(2)
   -----------------      --------   -------------   ------------   -------------    --------   ------------
James R. Jones, III.....  10/16/98        7,200        $12.625      $      45.75     $12.625          8.5
  Senior Vice President,  10/16/98       14,400         12.625             33.75      12.625          9.17
  Human Resources         10/16/98       18,400         12.625             30.00      12.625          9.33

Angel Martinez..........  10/16/98       22,000         12.625             13.00      12.625           .67
  Executive Vice          10/16/98        8,000         12.625             13.81      12.625          2.17
  President; Chief        10/16/98       20,000         12.625             34.25      12.625          4.33
  Marketing Officer       10/16/98       20,000         12.625             28.875     12.625          5.17
                          10/16/98       20,000         12.625             35.375     12.625          6.42
                          10/16/98       31,480         12.625             27.875     12.625          7.33
                          10/16/98      118,520         12.625             31.25      12.625          7.75

Robert Meers............  12/14/90       20,000         12.75              21.71      12.75           9.0
  Executive Vice          12/14/90       10,000         12.75              21.28      12.75           9.0
  President               12/14/90       20,000         12.75              20.46      12.75           9.0
                          12/ 9/98      200,000(3)      14.9375      31.25/41.00(3)   14.9375    7.67/8.08(3)

Barry Nagler............  10/16/98        4,000         12.625             27.625     12.625          3.17
  Senior Vice President   10/16/98        4,000         12.625             33.25      12.625          4.25
  and General Counsel     10/16/98        4,000         12.625             28.875     12.625          5.17
                          10/16/98        3,360         12.625             35.375     12.625          6.42
                          10/16/98        8,600         12.625             26.75      12.625          7.33
                          10/16/98       16,000         12.625             41.625     12.625          8.17
                          10/16/98        9,600         12.625             33.75      12.625          9.17

Robert Slattery.........  12/14/90       20,000         12.75              20.46      12.75           9.0
  Former Vice President   12/14/90       10,000         12.75              21.28      12.75           9.0
  and President, The      12/14/90       20,000         12.75              21.71      12.75           9.0
  Rockport Company

William Sweeney.........  10/16/98          800         12.625             33.25      12.625          4.25
  Senior Vice President   10/16/98        1,600         12.625             28.875     12.625          5.17
                          10/16/98        5,560         12.625             35.375     12.625          6.42
                          10/16/98        8,600         12.625             26.75      12.625          7.33
                          10/16/98        8,000         12.625             34.50      12.625          7.92
                          10/16/98        5,720         12.625             41.625     12.625          8.17
                          10/16/98       16,240         12.625             37.25      12.625          8.50
                          10/16/98       24,000         12.625             37.25      12.625          8.50
                          10/16/98        9,600         12.625             33.75      12.625          9.17

Marilyn Tam.............  12/14/90       20,000         12.75              17.375     12.75           9.2
  Former Vice President
  and President, Apparel
  Products Division

                                       NUMBER OF        MARKET                                   LENGTH OF
                                      SECURITIES        PRICE         EXERCISE                    ORIGINAL
                                      UNDERLYING     OF STOCK AT      PRICE AT                  OPTION TERM
                                       OPTIONS/        TIME OF         TIME OF                  REMAINING AT
                                         SARS        REPRICING OR   REPRICING OR       NEW        DATE OF
                                      REPRICED OR     AMENDMENT       AMENDMENT      EXERCISE   REPRICING OR
   NAME AND POSITION        DATE     AMENDED(1)(#)       ($)             ($)         PRICE($)   AMENDMENT(2)
   -----------------      --------   -------------   ------------   -------------    --------   ------------
Kenneth I. Watchmaker...  10/16/98       32,000        $12.625      $      28.19     $12.625          3.75
  Executive Vice          10/16/98       16,000         12.625             29.32      12.625          3.75
  President and Chief     10/16/98       32,000         12.625             29.90      12.625          3.75
  Financial Officer       10/16/98       20,000         12.625             28.875     12.625          5.17
                          10/16/98       20,000         12.625             35.375     12.625          6.42
                          10/16/98       33,360         12.625             27.875     12.625          7.33
                          10/16/98       86,640         12.625             31.25      12.625          7.75

---------------
(1) With respect to the options issued on October 16, 1998, four new shares were granted for every five shares canceled and exchanged under the Option Exchange and Restructuring Program. See "Report of Compensation Committee on Executive Compensation" below.

(2) Length of time is expressed in years.

(3) In consideration for Mr. Meers' long and valued service to the Company, the Compensation Committee granted this option to him on December 9, 1998. In order to minimize the dilutive effect of this grant, Mr. Meers forfeited two options which had exercise prices of $31.25 with respect to 150,000 shares and $41.00 with respect to 35,000 shares. The length of the original terms remaining under the canceled options was 7.67 years with respect to 150,000 shares and 8.08 years with respect to 35,000 shares.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors, on February 15, 1996, adopted a Supplemental Executive Retirement Plan ("SERP") for certain key executive officers, including Mr. Fireman, Mr. Meers, Mr. Martinez and Mr. Watchmaker. The SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) twenty-five percent (25%) of his or her average total compensation for the three calendar years out of the five consecutive calendar years ending within the year in which the participant retires ("Final Average Compensation"), in which he or she had the highest total compensation (except that, for one former executive officer, the three calendar years have been defined as those falling between 1993 and 1997) multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service.

     In February 1999 the SERP was amended to provide that participants who voluntarily terminate their employment with the Company will forfeit their eligibility and further benefits if, prior to age 65, they work on a full-time basis (excluding service on a board of directors, government or public service or teaching) after leaving the Company, or if at any time they perform any services for a competitor of the Company.

     The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

                                                   YEARS OF SERVICE
             FINAL AVERAGE               ------------------------------------
             COMPENSATION                   5             10            15
             -------------               --------      --------      --------
$  450,000.............................  $ 37,500      $ 75,000      $112,500
   550,000.............................    41,667        83,333       125,000
   750,000.............................    62,500       125,000       187,500
 1,000,000.............................    83,333       166,667       250,000
 1,250,000.............................   104,167       208,333       312,500
 1,500,000.............................   125,000       250,000       375,000
 1,750,000.............................   145,833       291,667       437,500
 2,000,000.............................   166,667       333,333       500,000
 2,250,000.............................   187,500       375,000       562,500

     The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended). The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above who are participants in the SERP are as follows: Paul B. Fireman, 19 years, Robert Meers, 14 years, Angel Martinez, 17 years, and Kenneth I. Watchmaker, 6 years.

EMPLOYEE AGREEMENTS

     Mr. Fireman has a Stock Option Agreement with the Company pursuant to which he received in 1990 a grant of options to purchase 2.5 million shares of the Company's Common Stock at exercise prices ranging from $17.32 to $18.37 per share, which became exercisable in stages over a five-year period ending July 24, 1995. Options to purchase 2.5 million shares are currently exercisable pursuant to this grant. The options will remain exercisable until July 24, 2000, as long as (i) Mr. Fireman remains available to serve the Company as an employee, director or consultant, and (ii) Mr. Fireman does not compete with the Company in any manner.

     The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Paul Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50 million upon the death of Paul Fireman, age 55 or Phyllis Fireman, age 54 (whichever occurs later). Under the agreement, the Company paid that portion of each annual policy premium that, in general terms, was equal to the annual increase in the cash value of the policy. The Company's obligation to make such premium payments terminated in 1996 upon the payment of the sixth annual premium due under the policy. The Company continues to pay the premium on a related "key man" policy of which the Company is the beneficiary and which is designed to work in conjunction with the split-dollar insurance policy to insure the repayment to the Company of the aggregate amount of the premiums paid by the Company. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days' prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company, with all remaining payments to be made to the

Fireman trust. See footnote (2) to the "Summary Compensation Table" above for further information on premium payments made by the Company under this policy.

     The Company has an employment agreement with Mr. Watchmaker which established a supplemental retirement plan for his benefit into which the Company has credited $400,000. The terms of such supplemental retirement plan are identical to the Reebok International Ltd. Excess Benefits Plan, except that if Mr. Watchmaker's employment is terminated by the Company without cause, or if his employment ceases after a change of control under the terms of his change of control agreement with the Company (as described below), the funds credited to his supplemental retirement plan will become vested immediately upon his termination. Mr. Watchmaker's benefits under this supplemental retirement plan are reduced if he returns to Ernst & Young and becomes eligible for a retirement plan there.

     Two of the Company's subsidiaries have employment agreements dated September 11, 1997 with Mr. Best under which he serves as Senior Vice President Europe of the Company's UK subsidiary and as Managing Director of the Company's Netherlands subsidiary, and which provide for the continuation of certain terms and conditions contained in Mr. Best's employment agreement with the Company dated April 17, 1996. The agreements provide for an initial aggregate annual base salary of L260,000 pounds sterling (one-half to be paid by each subsidiary), subject to review annually, and under which Mr. Best is entitled to receive an annual bonus under the subsidiaries' bonus schemes, with a target bonus of 50% of base salary. Mr. Best is entitled to a pension allowance of 16% of his total compensation (base salary and bonuses, if any), which is paid directly into to Mr. Best's UK pension scheme. Both agreements provide that the subsidiaries or Mr. Best may terminate the agreement for any reason upon twelve months' notice. In addition, the agreements may be terminated by the Company's subsidiaries immediately for justified cause defined in the agreement as, among other matters, to be serious or repeated misconduct or breaches of the agreement or conviction of a felony or a misdemeanor involving moral turpitude. If the Netherlands subsidiary terminates Mr. Best's employment (other than for justified cause), in lieu of twelve months' notice, Mr. Best would be entitled to twelve months' gross salary and allowances. The agreements contain non-competition provisions under which Mr. Best agrees that for a period of one year following termination of his employment, he will not (i) in the case of the UK agreement, accept any position with any organization which competes with the Company anywhere in the world where Reebok products are sold and (ii) in the case of the Netherlands agreement, engage in or have an interest in, directly or indirectly, the Company's competitors specifically listed in the agreement. Mr. Best's agreements also contain a change of control provision under which, in the event that a change of control of the Company is initiated, he agrees to continue to render employment services until the change of control has occurred (or efforts to effect the change of control have terminated) after which, for a period of twelve months, he has the right to terminate his employment upon one months' notice and would be entitled to receive his base salary and an amount approximating his average bonus for the balance of his employment term. A "change of control" does not include a change resulting from a leveraged buy-out or recapitalization of the Company or similar transaction in which Mr. Best or Paul Fireman or three or more executive officers of the Company participate as equity investors, with an aggregate direct or indirect interest of at least 5%.

     The Company has change of control agreements with Mr. Martinez, Mr. Watchmaker and Mr. Yankowski providing for certain compensation and benefits in the event of the termination of their employment with the Company following a "change in control" of the Company (as defined in the respective agreements). A "change in control" includes one which is initiated by Company management except, (i) in the agreements with Mr. Martinez and Mr. Watchmaker, in the case of a leveraged buy-out or recapitalization of the Company in which the executive participates as an equity investor and (ii) in the agreement with Mr. Yankowski in the case of a leveraged buy-out or recapitalization of the Company as long as he retains all the benefits of his employment agreement and his change-of control agreement following the buy-out or recapitalization and his stock options are converted to replacement options or other form of equity no less favorable than that generally adopted for other senior executives of the Company. In each agreement, if the executive's employment with the Company were to terminate (other than as a result of the death, total disability or retirement of the executive at or after his normal retirement date) within 24 months following a change in control and the termination is (a) by the Company for a reason other than as a result of a conviction of the executive for a felony or a crime involving moral turpitude or
(b) by the executive if the Company fails to maintain the executive in the positions, with the titles, that he held immediately prior to the change of control, following a downgrading of his responsibilities or authority or if the Company makes certain other changes or reductions in the executive's compensation as specified in the agreement, then the Company will pay to the executive a lump-sum cash payment equal to 300% of the aggregate of his (i) then-current annual base salary, (ii) his target bonus for the then-current year, or, if higher, his bonus for the most recent calendar year ended before the change of control, (iii) the amount of his then-current annual automobile allowance and (iv) the annual cost of life insurance then furnished to him by the Company. In addition, all of the executive's outstanding stock options, restricted shares and other similar incentive rights and interests will become immediately and fully vested and exercisable. The executive will be treated for purposes of the Company's Supplemental Executive Retirement Plan ("SERP") as having three additional years of continuous service and the Company will pay to him in a single lump-sum cash payment the present value of his benefit under the SERP. The Company will pay to the executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Profit-Sharing and Retirement Plan and its Excess Benefits Plan and (ii) the total distribution that he would have received under such plans had he accumulated three additional years of service for vesting prior to termination. The executive and his dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, until the third anniversary of his termination of employment. In addition, the agreements provide that the executive will be reimbursed by the Company for any legal fees and expenses incurred by him as a result of the termination of his employment. The agreements provide that if it is determined that any payment or benefit provided by the Company to or on behalf of the executive, either under the executive's change of control agreement or otherwise, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will make an additional lump-sum payment to the executive which will be sufficient to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. Mr. Martinez, Mr. Watchmaker and Mr. Yankowski are required under the agreements not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change in control until such time as the effort terminates or the change in control is completed.

     The Company has non-competition agreements with Mr. Martinez, Mr. Meers and Mr. Watchmaker under which each executive has agreed not to compete, directly or indirectly, with the Company during his employment and pursuant to which the Company has the right to extend the non-competition requirement for a period of up to one year after his termination of employment with the Company (the "Non-Competition Period"). During the Non-Competition Period, the Company will pay the executive an amount equal to one-half of his base salary as in effect on his termination date and will continue certain medical coverage benefits, except that, if the Company terminates the executive's employment without "cause" (as defined in the agreement), the executive would be entitled to 100% of his base salary as of the date of his termination.

     The Company has an employment agreement with Carl J. Yankowski. See "Transactions with Management and Affiliates" below.

     The Company has an employment agreement with Mr. Meers effective July 14, 1998, under which he assumed responsibility for special projects at the direction of the Chief Executive Officer of the Company beginning on the effective date of the agreement continuing until his employment with the Company is scheduled to end on December 31, 1999 (the "Termination Date"). Under the terms of the agreement, Mr. Meers receives a base salary of $750,000 through the Termination Date and is eligible to participate in the Management Performance Incentive Plan for 1998, subject to the terms and conditions of that Plan, with a target bonus of 100% of his base salary (but is not eligible for a bonus for calendar year 1999). If Mr. Meers voluntarily terminates his employment with the Company or if the Company terminates his agreement for "cause", as defined in the agreement (and described below) prior to the Termination Date, his eligibility for salary continuation, bonus eligibility and all other Company benefits will cease on the date of such termination. The Company may terminate the agreement for "cause", which is defined in the agreement to be (i) conviction of a felony or misdemeanor involving moral turpitude which has a material adverse effect on the Company or on Mr. Meers' ability to perform his obligations under the agreement, (ii) conduct amounting to fraud or gross misconduct, (iii) violation of his non-competition or confidentiality obligations set forth in his Non-Competition and Employee Agreements, or (iv) his repeated failure to act in good faith in the performance of his obligations under the agreement.

     The above description is only a summary of the agreements which the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which have been filed as Exhibits to the Company's Annual Report on Form 10-K.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee has submitted the following report:

     The Committee in 1998 consisted of Geoffrey Nunes, Chair, William F. Glavin, M. Katherine Dwyer (appointed February 24, 1998) and Thomas M. Ryan (appointed May 5, 1998). The Compensation Committee's responsibilities include setting the compensation level for the Chief Executive Officer and reviewing compensation levels for all other executive officers of the Company. Compensation for these other individuals is established by the Chief Executive Officer. The Committee also functions as the stock option committee, and in that capacity grants all stock options to executive officers.

     During 1998, as part of a review of Mr. Fireman's total compensation program, the Committee reviewed comparative compensation data from a group of other companies in the shoe and apparel industries and leading consumer products companies assembled by an outside compensation consulting firm (this data was also reviewed in connection with evaluating the compensation of the other executive officers of the Company, as described below). The Committee decided to continue Mr. Fireman's base salary at $1,000,000 per year for 1998 and to establish Mr. Fireman's target bonus at 100% of his base salary. Mr. Fireman's salary and bonus target were established in 1990 and have not been changed since that time. The Committee believes that this places Mr. Fireman's base salary at approximately the median of similarly situated chief executive officers and Mr. Fireman's target bonus at approximately the 75th percentile of similarly situated executive officers, in each case based on the survey data. Mr. Fireman's bonus for 1998 was determined under the Company's Executive Performance Incentive Plan as discussed more fully below.

     The Committee reviews the compensation for all other executive officers on an annual basis. As part of such review, the Committee met in February 1998 and reviewed comparative compensation data from a group of 14 other companies in the shoe and apparel industries and leading consumer products companies. While several of these companies are included in the Standard and Poor's and Textiles Apparel Manufacturers Indices used as peer group indices in the comparison of five year cumulative total return graph included in this Proxy Statement, the Compensation Committee believes that the Company's most direct competitors for executive talent are not confined to the companies that would be included in a peer group established to compare shareholder returns. Thus, the companies surveyed for compensation purposes were not the same as those included in the peer group indices. Target total compensation levels for Reebok executive officers were generally in the 75th percentile of the compensation for the companies surveyed and the Committee determined that this was appropriate given the complexity, volatility and risks/rewards associated with Reebok's business.

     In February 1998, the Committee established financial criteria for the executive officers of the Company for 1998 under the Company's Executive Performance Incentive Plan (the "Bonus Plan"). The Bonus Plan permits bonuses to be paid only if the financial criteria established by the Committee are met. Thus, bonuses paid under the Bonus Plan qualify for a tax deduction pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended. For 1998 the financial criteria were based on two factors: pre-tax operating profit and cash flow from operations. For certain executives, these criteria are assessed against the Company's financial results, for others they are assessed against the results of a particular operating unit for which the executive is responsible, and for other executives, their total bonus award is based on a combination of both. The Committee also determined in February 1998 the amount of the target award that would be paid if the financial criteria were satisfied. For 1998, participants had the ability to earn 100% of their target award if the financial criteria were satisfied and could earn more than 100% of the target award if the criteria were exceeded. Target awards were fixed as a percentage of base salary and ranged from 33.33% to 100%. As indicated above, Mr. Fireman's target bonus is 100% of his base salary and for 1998 was calculated based on the performance of the Company measured by the two specified financial criteria, with each of the two criteria given equal weight.

     Bonuses for the executive officers for 1998 were determined in accordance with the Company's Bonus Plan and the Company's actual 1998 financial results. In February 1999, the Committee met to review the Company's actual financial results for 1998 and to determine whether such results satisfied the financial criteria established under the Bonus Plan. For the Reebok Brand and Corporate groups, (a) the pre-tax operating profit target was not met for 1998, and (b) the Company met the cash flow target for the year. The Rockport and the Reebok Europe groups did not meet their financial targets for the year. Based on these financial results, the Bonus Plan provided for maximum funding (the "Bonus Funding Amount") of 50% of the target bonuses which were calculated based on the financial results of the Reebok Brand and Corporate groups, and 0% of the target bonuses that were calculated based on financial results for the Rockport and Reebok Europe groups. However, the Compensation Committee then had the ability to reduce any bonus award paid to an executive officer based on an individual assessment of each executive officer's performance in 1998 and whether such executive officer had met his individual performance objectives for the year. Based on such assessment, a decision was then made as to the actual bonus each executive should receive. In addition, if an executive failed to manage departmental expenses consistent with his budget, his bonus was subject to a minimum 50% reduction. In the case of Mr. Fireman, because the Company met its cash flow target for 1998, Mr. Fireman was entitled to funding of 50% of his target bonus under the Bonus Plan. The Committee then reviewed Mr. Fireman's individual performance and determined that he had met certain of his individual performance objectives for 1998 and thus should be awarded a bonus under the Plan. However, Mr. Fireman declined to accept a bonus, and the Committee concurred, based on the current financial performance of the Company.

     In addition to the bonus awards provided under the Executive Performance Incentive Plan, certain executive officers who are not responsible for operating units were awarded a separate discretionary bonus based on their individual performance. The bonuses were awarded in recognition of each executive's performance and his satisfaction of his individual performance objectives. The bonuses ranged in amount from 13.33 to 20 percent of the executive's base salary.

     In August 1998, the Compensation Committee met to review the compensation package proposed for Carl Yankowski, the new President and Chief Executive Officer of the Reebok Brand. As part of such review, the Committee considered external market data for comparable positions, precedents with respect to predecessors in the position and fairness vis-a-vis other current executives in the Company. Based on this assessment, the Committee approved the package proposed for Mr. Yankowski (which is detailed in his Employment Agreement), as well as a significant stock option grant for shares of Reebok Common Stock. The amount of the grant was determined based on an assessment of the number of option shares that was appropriate to grant to an executive in Mr. Yankowski's position and was intended to be in lieu of regular annual grants for his position during the initial term of Mr. Yankowski's employment agreement.

     The Committee generally grants stock options to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. Under the Company's current program, the stock options for officers of the Company generally vest over a four year period in equal installments. The stock options awarded to executive officers have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

     In February 1998, the Compensation Committee approved a stock option grant to an executive officer to reflect the fact that the executive had taken on more senior-level and broader responsibilities.

     On October 6, 1998, the Compensation Committee approved an Option Exchange and Restructuring Program ("Option Exchange Program") intended both to provide certain employees with a more meaningful equity-based incentive arrangement and to reduce the number of stock options outstanding. The Company's stock option program is intended to provide an incentive for participants to contribute to the success of the Company and to provide a means to retain valued employees. Since the date of grant and original pricing of many outstanding employee stock options, the Company's stock price had declined significantly due in large part to unfavorable industry conditions, resulting in most of the Company's employee stock options being "out of the money". This left the Company without an effective equity-based incentive program. The Committee determined that as a result of the significant decrease in the Company's stock price, the objectives of its equity-based incentive program were not being met. After meeting with an independent compensation consultant and considering various alternatives to address employee retention and long-term compensation, the Committee decided it was in the best interests of the Company and its shareholders to offer the Option Exchange Program to employees.

     Under the terms of the Option Exchange Program, then-current employees of the Company, if they chose, were allowed to exchange their existing underwater options for new options, with a new four-year vesting schedule, for a smaller number of shares (at a ratio of 1.25:1) priced at $12.625, the market price on the date of grant. No partial exchanges were permitted. The expiration dates of the new options are the later of (i) the original option's expiration date or
(ii) October 16, 2003. A total of 3,822,428 shares were exchanged by the Company's employees. None of the executive officers of the Company who were also directors, including Mr. Fireman and Mr. Yankowski, nor Mr. Meers, nor any of the other directors of the Company were eligible to participate in the Program. Certain other executive officers, including Mr. Martinez, Mr. Watchmaker and Mr. Best, were included in the Option Exchange Program and elected to exchange their options.

     On December 9, 1998, the Compensation Committee reviewed the compensation arrangement for Mr. Meers and it was the consensus of the Committee to provide some additional benefit to him because of his long and valued service to the Company. To provide this benefit, the Committee granted to him a new option for 200,000 shares at current market value and fully vested as of the date of grant, December 9, 1998. In order to minimize the dilutive effect of this grant, options covering an aggregate of 185,000 shares granted to Mr. Meers in July 1996 and January 1997 in connection with the Company's Dutch Auction self-tender offer were canceled. The amount of shares to be included in the new grant was established using the Black-Scholes method of valuation to determine the number of shares sufficient to provide to Mr. Meers a target net value set by the Committee, after forfeiture of his Dutch Auction self-tender option shares.

     In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, in appropriate cases, will attempt to structure such compensation so that any such limitation will not apply.

                                          Geoffrey Nunes, Chair
                                          M. Katherine Dwyer
                                          William F. Glavin
                                          Thomas M. Ryan

PERFORMANCE GRAPHS

     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices* from December 31, 1993 to December 31, 1998. The graph assumes an investment of $100 on December 31, 1993 in each of the Company's Common Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Each of the indices assumes that all dividends were reinvested.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

                             [5-YEAR GRAPH OMITTED]

                             REEBOK
                         INTERNATIONAL                                                           TEXTILES
                              LTD.              S&P 500 INDEX           FOOTWEAR-500          (APPAREL)-500
                         -------------          -------------           ------------          -------------
Dec93                        100.00                 100.00                 100.00                 100.00
Dec94                        132.82                 101.32                 135.70                  97.94
Dec95                         95.86                 139.40                 183.99                 109.99
Dec96                        143.53                 171.40                 305.84                 151.12
Dec97                         98.46                 228.59                 206.11                 162.97
Dec98                         50.83                 293.91                 201.74                 141.04


---------------
* The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

     The following graph shows a comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices from July 26, 1985, the date of the Company's initial public offering, through December 31, 1998, and was prepared in the same manner as the five-year performance graph. This graph is included to show the Company's historical stock performance for the entire period since the Company's stock first became publicly traded.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

                          [PERFORMANCE GRAPH OMITTED]

                                      REEBOK
                                  INTERNATIONAL                                                           TEXTILES
                                       LTD.              S&P 500 INDEX           FOOTWEAR-500          (APPAREL)-500
                                  -------------          -------------           ------------          -------------
26-Jul85                              100.00                 100.00                 100.00                 100.00
Dec85                                 139.14                 112.05                 112.27                 120.88
Dec86                                 348.43                 132.91                 121.99                 173.32
Dec87                                 320.60                 139.80                 114.82                 139.73
Dec88                                 377.96                 163.02                 182.58                 158.19
Dec89                                 597.60                 214.67                 284.03                 208.41
Dec90                                 370.08                 208.00                 288.90                 181.28
Dec91                                1077.51                 271.38                 595.38                 290.74
Dec92                                1117.30                 292.05                 642.40                 309.48
Dec93                                 996.17                 321.49                 451.73                 234.00
Dec94                                1323.07                 325.74                 613.01                 229.18
Dec95                                 954.93                 448.14                 831.16                 257.39
Dec96                                1429.80                 551.04                1381.59                 353.63
Dec97                                 980.84                 734.88                 931.08                 381.36
Dec98                                 506.39                 944.89                 911.34                 330.02


TRANSACTIONS WITH MANAGEMENT AND AFFILIATES

     The Company has an employment agreement with Carl J. Yankowski, Executive Vice President of the Company and President and Chief Executive Officer of the Reebok Division, effective September 8, 1998 (the "Employment Agreement"), which has an initial term of five years after which, unless notice is given by either party six months prior to the termination date, it automatically continues for continuously renewing one-year periods. Under the terms of the Employment Agreement, Mr. Yankowski receives an initial base salary of $800,000 to be reviewed initially in March 2000 and annually thereafter and is entitled to receive an annual bonus of up to 100% of his base salary based on achievement of certain financial and management performance goals on the same basis as other senior executives of the Company. Under the Employment Agreement the Company granted to Mr. Yankowski an option to purchase 500,000 shares of Reebok Common Stock at an option price of $17.125, the market price on the date of grant, which becomes exercisable for forty percent of the shares on September 8, 2000, for twenty percent on September 8, 2001, September 8, 2002 and September 7, 2003, respectively. This option was intended to be in lieu of regular annual grants for his current position during the initial term of the Employment Agreement. The Employment Agreement contains a non-competition provision under which Mr. Yankowski agrees that during his employment with the Company and for one year thereafter, he will not accept any position with any Reebok competitor. The Employment Agreement may be terminated prior to the end of its term by Mr. Yankowski without good reason upon ninety days' prior notice or with good reason (as defined in the Employment Agreement) upon fourteen days' prior notice. The Company may terminate the Employment Agreement upon written notice for cause (as defined in the Employment Agreement) or for other reasons. In the event of Mr. Yankowski's voluntary termination without good reason, in the event of termination by the Company for cause, or termination as a result of his death or incapacity, he is entitled to payment of his base salary only until the last day of his employment. If his employment is terminated as the result of his voluntary termination with good reason, he is entitled to continuation of his base salary through the balance of the term of the Employment Agreement (but in no event less than twelve months or more than thirty-six months). In the event of termination of the Employment Agreement by the Company for non-performance (as defined in the Agreement), he is entitled to collect as severance his base salary for a period of eighteen months following the date of termination. If the Company terminates the Employment Agreement for other reasons, he is entitled to payment of his base salary through the balance of the term of the Employment Agreement (but in no event less than twelve months) and to his annual incentive compensation for the year in which termination occurs and certain other benefits.

     Under the terms of Mr. Yankowski's Employment Agreement, the Company loaned Mr. Yankowski $1,000,000, on an interest free basis, evidenced by a promissory note dated September 11, 1998. Under the terms of the loan, if Mr. Yankowski (i) is employed by the Company for the full period from September 8, 1998 through September 7, 2001 and (ii) does not terminate his employment with the Company prior to September 8, 2003 for other than "good reason" (as defined in the Employment Agreement), then on September 8, 2003, the full amount of the loan will be forgiven by the Company as of September 8, 2001. If Mr. Yankowski's employment is terminated prior to September 7, 2001, for "cause" (as defined in the Employment Agreement), he is required to repay a pro rata portion of the loan as set forth in the agreements, based on the number of days he was employed by the Company. In the event Mr. Yankowski's employment is terminated voluntarily by him for "good reason" (as defined in the Employment Agreement), his employment is terminated as a result of his death or incapacity, or the Company terminates his employment for other than cause, the full amount of the loan will be forgiven by the Company. If Mr. Yankowski terminates his employment with the Company prior to September 7, 2003 for other than "good reason" (not including death or incapacity), he must repay the full amount of the loan.

     In April 1996, the Company entered into a three-year agreement with Harlem Globetrotters International, Inc. (the "Globetrotters") under which Reebok is the exclusive athletic footwear and apparel sponsor of the Globetrotters and supplies Reebok products to the Globetrotters. Under the agreement, Reebok has also been granted a license to produce and sell Reebok products bearing the Globetrotter's team trademark for a royalty payment of 5% of Reebok's production cost, with specified guaranteed royalty payments. During 1998, Reebok paid to the Globetrotters $100,000 and supplied to the Globetrotters product having a retail value of approximately $400,000. Mannie L. Jackson, a director of the Company, is the Chairman, Chief Executive Officer and majority owner of the Globetrotters.

         APPROVAL OF AMENDMENT TO THE 1987 EMPLOYEE STOCK PURCHASE PLAN

     On February 23, 1999, the Compensation Committee of the Board of Directors and the Board of Directors unanimously approved an amendment to the 1987 Employee Stock Purchase Plan (the "Purchase Plan"), subject to shareholder approval, to increase the number of shares available for grants of options under the Purchase Plan from 2,000,000 to 3,000,000. The increase in shares authorized under the Plan is needed in order to provide sufficient shares to continue to offer employees of the Company the opportunity to purchase shares of the Company's Common Stock under the Purchase Plan.

     The Purchase Plan affords eligible employees of the Company an opportunity to acquire shares of Common Stock of the Company at a discount from market price. The Plan authorizes the grant of options to each employee of the Company, or a participating subsidiary of the Company, having at least six months of continuous service on the date of grant if such employee elects to participate. However, any employee who immediately after the grant of an option is determined under the provisions of the Internal Revenue

Code of 1986, as amended (the "Code") to own 5% or more of the Common Stock would not be eligible to participate. There are approximately 2,500 employees who are eligible to participate in the Purchase Plan as of March 11, 1999, at which time the market value of a share of Common Stock was $17.50.

     The Purchase Plan is administered by the Compensation Committee. Options are granted twice yearly, on January 1 and July 1, and are exercisable effective on the succeeding June 30 or December 31. The exercise price for options granted under the Purchase Plan is the lower of 85% of the fair market value of the Common Stock at the time of grant or 85% of the fair market value at the time of exercise. Options are exercisable through accumulation of payroll deductions of not less than 2% nor more than 10% of the employee's compensation as defined in the Purchase Plan for the number of whole shares determined by dividing the balance in the employee's withholding account on the last day of the option period by the purchase price per share for the Common Stock determined under the Plan. The number of shares each employee is entitled to purchase is subject to proportionate reduction if the number of shares then being offered under the Purchase Plan is over-subscribed. No employee may be granted an option under the Purchase Plan which would permit him or her to purchase shares of Common Stock under the Purchase Plan (and any similar plans of the Company or any subsidiary) at a rate which exceeds $12,500 in fair market value of Common Stock for each period during which the option would be outstanding.

     An employee may cancel his or her option at any time prior to exercise, and upon such cancellation, payments made will be returned to the employee. Each employee's rights in an option will be exercisable during his or her lifetime only by the employee and may not be sold, pledged, assigned, or otherwise transferred. The employee may elect to have the amount credited to his or her withholding account at the time of his or her death applied to the exercise of his or her options for the benefit of named beneficiaries.

     The Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code. As a general matter, an employee will not realize any taxable income upon purchase of such shares. If the shares acquired under the Purchase Plan are disposed of more than two years from the date of grant of the option, or in the event of the death of the employee (whenever occurring) while the employee owns the shares, ordinary compensation income will result equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or (ii) 15 percent of the shares' fair market value at the time the option was granted. Any additional gain will be long-term capital gain. If shares acquired under the Purchase Plan are disposed of less than two years after the date of grant of the option, the employee will generally realize ordinary compensation income equal to the excess of the fair market value of the shares at time of purchase over the purchase price, with any additional gain constituting long-term or short-term capital gain depending on the employee's holding period for such shares. The Company will not be entitled to any tax deduction in connection with the grant or exercise of options under the Purchase Plan unless an employee disposes of shares acquired under the Purchase Plan within the two-year period described above, in which case the Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the employee at the time of such disposition.

     The following table sets forth the number of shares purchased in 1998 under the Purchase Plan and the exercise price paid therefor by the Chief Executive Officer, each of the four other most highly compensated executive officers, all current executive officers as a group, and all employees as a group:

              BENEFITS UNDER THE 1987 EMPLOYEE STOCK PURCHASE PLAN

                                                                 NUMBER OF           AVERAGE
                     NAME AND POSITION                        SHARES PURCHASED    EXERCISE PRICE
                     -----------------                        ----------------    --------------
Paul B. Fireman(1)..........................................         None             --
  Chairman, President and Chief Executive Officer
Robert Meers................................................          867             $17.94
  Executive Vice President
Angel Martinez..............................................         None                 --
  Executive Vice President and Chief Marketing Officer
Kenneth Watchmaker..........................................          867              17.94
  Executive Vice President and Chief Financial Officer
Roger Best..................................................         None             --
  Senior Vice President
All current executive officers as a group (7 persons).......        3,468              17.94
All employees as a group (approximately 850 persons)........      223,583              17.10

---------------
(1) Under the terms of the Purchase Plan, Mr. Fireman is not eligible to participate because he owns more than 5% of the Company's Common Stock.

     As of March 11, 1999, there were 253,290 shares available for future grants of options under the Purchase Plan. Unless the number of shares reserved for issuance pursuant to options granted under the Purchase Plan is increased, there will not be sufficient shares reserved for issuance under the Purchase Plan to permit the continued granting of options to employees of the Company and its subsidiaries under the Plan. The Board of Directors recommends voting in favor of increasing the number of shares available under the Plan because the Plan offers an opportunity for a large number of employees to participate in the Company's success through ownership of Company stock that can be purchased at a discount, thereby providing a valuable employee benefit and aligning employee interests with shareholder benefits.

     An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the amendment to the 1987 Employee Stock Purchase Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2.

                              SHAREHOLDER PROPOSAL

     The following proposal was submitted on behalf of the New York City Fire Department Pension Fund (the "Fire Department Fund"), a shareholder of the Company, by Alan G. Hevesi, Comptroller of the City of New York. The Fire Department Fund has informed the Company that its address is 1 Centre Street, New York, NY 10007 and that it is the owner of approximately 6,860 shares of the Company's Common Stock.

     "BE IT RESOLVED, that the stockholders of Reebok International Ltd. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires."

                              SUPPORTING STATEMENT

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

                  STATEMENT OF BOARD OF DIRECTORS RECOMMENDING
                    A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

     The Board believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed.

     A classified board offers important advantages to stockholders and is the preferred method of governance for the majority of Fortune 500 companies. Moreover, a classified board protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all stockholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the Company is encouraged to negotiate with the Board. This ensures the Board sufficient time to develop and consider appropriate strategy and enhances its ability to negotiate the best result for all stockholders.

     In addition, Massachusetts law, under which the Company is incorporated, requires all publicly-held corporations to have a classified board, unless the company affirmatively exempts itself from such requirement. The legislative history surrounding enaction of this law shows a decided preference for classified boards in the interest of public policy.

     The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to stockholders. Moreover, such continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

     The Board is committed to corporate accountability and does not accept the proposition that a classified board insulates directors from responsibility. A classified board permits stockholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three.

     The Company understands that the Board should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors (six of nine); and having only outside directors on the Audit Committee, the Compensation Committee, and the Board Affairs Committee, which has responsibility for corporate governance issues. In addition, to encourage the alignment of the interests of the members of the Board with those of shareholders, the Board has a policy mandating required levels of stock ownership by its Directors and requiring the deferral of at least 40% of an outside directors' annual retainer into Reebok Common Stock. Moreover, to promote regular inclusion on the Board of new perspectives and talent, the Board has a term limit policy generally requiring that outside directors who have served twelve or more years on the Board should not be renominated for additional terms.

     Finally, shareholders should be aware that adoption of this stockholder proposal would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by the stockholders that the Board consider enacting such a change. The affirmative vote of two-thirds of the outstanding shares or a vote of the directors is required to opt out of the Massachusetts law and declassify the Board.

     For the reasons outlined above, the Board has concluded that a classified board is in the best interests of the Company and its shareholders and thus is opposed to the Fire Department Fund's shareholder proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST
                                THIS PROPOSAL 3.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required Section 16(a) filings were made.

AUDIT MATTERS

     Ernst & Young LLP has been selected to audit the consolidated financial statements of the Company for the year ended December 31, 1999, and to report the results of their audit to the Audit Committee of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

ADVANCE NOTICE PROCEDURES

     On February 24, 1998, the Company's Board of Directors approved an amendment to the bylaws providing for certain advance notice procedures. As a result, under the Company's bylaws, nominations for director may be made only
(a) by or at the direction of the Board of Directors or an appropriate committee of the Board of Directors or (b) by any stockholder of record who is entitled to vote for the election of directors at the meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier. Under recent changes to the federal proxy rules, if a stockholder who wishes to present such a proposal fails to notify the Company by the date required by the Company's bylaws, then the proxies that management solicits for the annual meeting will include discretionary authority to vote on the stockholder's proposal in the event it is properly brought before the meeting notwithstanding the Company's bylaws.

     The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting (a) by or at the direction of the Board of Directors, (b) by the presiding officer, or (c) by a stockholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than those stockholder proposals included in the Company's proxy materials in accordance with the procedures under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

     A copy of the full text of the bylaws provisions discussed above may be obtained by writing to the Clerk of the Company at 100 Technology Center Drive, Stoughton, Massachusetts 02072 and is filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

SHAREHOLDER PROPOSALS

     Proposals of shareholders submitted for consideration at the Annual Meeting of Shareholders in 2000 must be received by the Company no later than November 30, 1999.

OTHER BUSINESS

     The Board of Directors knows of no business that will properly come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business which properly comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

FORM 10-K

     A copy of Reebok's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: Office of Investor Relations, Reebok International Ltd., 100 Technology Center Drive, Stoughton, Massachusetts 02072.

March 26, 1999

                                                                      0417-PS-99

                                      PROXY

                   ANNUAL MEETING OF REEBOK INTERNATIONAL LTD.

                                   May 4, 1999

     The undersigned hereby constitutes and appoints KENNETH WATCHMAKER and BARRY NAGLER, or either one of them with power of substitution to each, proxies to vote and act at the Annual Meeting of Shareholders to be held at BankBoston, Long Lane Conference Room, Second Floor, 100 Federal Street, Boston, Massachusetts on May 4, 1999 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, this proxy will be voted IN FAVOR of all nominees for director, FOR proposal 2, AGAINST proposal 3 and in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                     SEE REVERSE SIDE

[X] Please mark
    votes as in
    this example.

The Board of Directors Recommends a vote "FOR" Proposals 1 and 2.

1.   Election of Class III Directors.

The undersigned hereby GRANTS authority to elect as Class III directors the following nominees:

Nominees:  Paul B. Fireman, Thomas M. Ryan, Carl J. Yankowski

               FOR                       WITHHELD
               ALL   [   ]         [   ] FROM ALL
               NOMINEES                  NOMINEES

[  ] ____________________________________________
     For all nominees except as noted above


2. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance by 1,000,000 shares.

               FOR       AGAINST        ABSTAIN

               [  ]        [  ]           [  ]


The Board of Directors Recommends a vote "AGAINST" proposal 3.

3. Shareholder proposal to request the Board to take action to declassify the Board of Directors.

               FOR       AGAINST        ABSTAIN

               [  ]        [  ]           [  ]

PLEASE DO NOT FOLD THIS PROXY.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [   ]

Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.

Signature: _____________________________   Date _________________

Signature: ______________________________  Date _________________